Exhibit 3.1

ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

L I T T L E            R O C K

     The undersigned directors of the Federal Home Loan Bank of Little Rock, now organizing, all of whom are citizens of the United States, bona fide residents of the district in which this Bank is located, and nine at least of whom are now directly connected with the home financing business, having been appointed by the Federal Home Loan Bank Board and having been directed by the Act of Congress, known as the Federal Home Loan Bank Act, approved July 22, 1932, and in accordance with rules and regulations prescribed by said Board;

     Now, THEREFORE, in order that the statutes of the United States may be fully complied with and that the incorporation of this Bank may be perfected as a Federal Home Loan Bank, the following Organization Certificate is made and executed.

     1. The title of this Bank shall be the FEDERAL HOME LOAN BANK OF LITTLE ROCK

     2. The location of the principal office of this Bank will be in the City of Little Rock, State of Arkansas, or at such other city as the Federal Home Loan Bank Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

     3. This Bank shall be established in the City of Little Rock, State of Arkansas, in District Number Nine, as defined by the Federal Home Loan Bank Board, or as may from time to time be readjusted or modified by said Board. Said District Number Nine as now defined is as follows:

         The States of Arkansas, Louisiana, Mississippi, New Mexico and Texas

     4. This Bank shall engage in the business authorized by said Federal Home Loan Bank Act, and it shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Home Loan Bank Board.

     5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Home Loan Bank Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Home Loan Bank Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Home Loan Bank Board may from time to time prescribe or issue.

     6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of Little Rock, and is subject to such changes or additions, not inconsistent with law, as the Federal Home Loan Bank Board may deem necessary or expedient and may from time to time direct.

     7. This Bank shall have succession until dissolved by the Federal Home Loan Bank Board under this Act or by further Act of Congress.

(1)

     IN WITNESS WHEREOF, We, the directors aforesaid, have hereunto set our hands this Thirteenth day of October, 1932.

Name I. Friedlander

Address Houston, Texas

Name J. G. Leigh

Address Little Rock, Arkansas

Name W. C. Ermon

Address New Orleans, Louisiana

Name R. H. McCune

Address Roswell, New Mexico

Name A. D. Geoghegan

Address New Orleans, Louisiana

Name E. H. Bradshaw

Address Jackson, Mississippi

Name O. W. Boswell

Address Paris, Texas

Name Philip Lieber

Address Shreveport, Louisiana

Name Gordon H. Campbell

Address Little Rock, Arkansas

Name E. E. Shelton

Address Dallas, Texas

Name J. F. Lucey

Address Dallas, Texas

(2)

State of Ark.

County of Pulaski

BE IT REMEMBERED, that on this 13 day of Oct., 1932, before me, the undersigned, a Notary Public within and for the county and State aforesaid, came

I. Friedlander,	J. G. Leigh

A. D. Geoghegan,	R. H. McCune

J. F. Lucey,	O. W. Boswell

Philip Lieber,	E. E. Shelton

W. C. Ermon,	G. H. Campbell

and E.H. Bradshaw, personally known to me to be the same persons who executed the foregoing writing and duly acknowledged the making and execution of the same as their act and deed.

A. G. Brasfield
     Notary Public.

[SEAL]

My commission expires June 21, 1933

     I hereby certify that the foregoing certificate, which was made and executed on the 13th day of October, 1932, by the directors of the Federal Home Loan Bank of Little Rock, was filed with and approved by the Federal Home Loan Bank Board on the 20th day of October, 1932.

     Given under my hand this 20th day of October, 1932.

/s/ William E. Murray

Secretary, Federal Home Loan Bank Board.

(4)

FEDERAL HOME LOAN BANK BOARD

No. 83-193

Date: April 6, 1983

WHEREAS, the Federal Home Loan Bank Board has carefully considered the recommendation of the Board of Directors of the Federal Home Loan Bank of Little Rock, at a meeting held on February 26, 1983, that the Ninth District Federal Home Loan Bank be moved from Little Rock., Arkansas, to the Dallas, Texas SMSA; and

WHEREAS, the Bank’s Board of Directors has expressed its desire to have the Bank relocated to a city in which the Bank can better serve the District and the Bank’s member institutions and where transportation facilities better facilitate frequent personal discussion and visits between Bank officers and members on a routine basis; and

WHEREAS, the Dallas metropolitan area is one of the largest in the Ninth District, and offers superior accessibility both to member associations and to related governmental activities, having one of the nation’s major airports in terms of passenger emplanements, with non-stop service or through-plane connections to numerous cities within said district and throughout the nation;

WHEREAS, it appears that the relocation will promote the best interests of the Bank and of its member institutions and will be in the public interest;

NOW, THEREFORE, BE IT RESOLVED, that the Ninth District Federal Home Loan Bank, located at Little Rock, Arkansas, shall be moved to the Dallas, Texas, SMSA as expeditiously as possible its name shall be changed from Federal Home Loan Bank of Little Rock to Federal Home Loan Bank of Dallas effective upon the date of the move.

BE IT FURTHER RESOLVED, that, subject to Section 524.6 of the Regulations for the Federal Home Loan Bank System, said Federal Home Loan Bank is hereby authorized and directed, and invested with the required powers, to accomplish the transfer to the Dallas SMSA of the facilities and personnel of said Bank now at Little Rock as rapidly as possible.

FEDERAL HOME LOAN BANK BOARD

No. 83-193

Page Two

BE IT FURTHER RESOLVED, that Articles 1, 2, and 3 of the Organization Certificate of the Federal Home Loan Bank of Little Rock, only insofar as said Articles refer to the name, location, and establishment of said Bank, are hereby amended effective upon the date of the move, by changing the name, location of the principal office of the Bank, and the place where the Bank is to be established, from Little Rock to Dallas.